Filed Pursuant to Rule 433

Registration No. 333-202524

November 7, 2016

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

ETF Underlying Supplement dated March 5, 2015)

Linked to the SPDR® S&P 500® ETF Trust (the “Reference Asset”)

►	At least 1.50x uncapped exposure to any positive return of the Reference Asset (to be determined on the Pricing Date)

►	Contingent repayment of principal if the Reference Return is greater than or equal to the Barrier Percentage of -35%

►	Full exposure to declines in the Reference Asset if the Reference Return is less than the Barrier Percentage, and in such case, payment at maturity will be made in shares of the Reference Asset.

►	5 years Maturity

►	All payments on the securities are subject to the credit risk of HSBC USA Inc.

The Barrier Enhanced Participation Notes (each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-13 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the securities on the Pricing Date is expected to be between $940.00 and $970.00 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per security	$1,000/
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.75% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-13 of this free writing prospectus

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms1

Principal Amount	$1,000 per security
Term	Approximately 5 years
Reference Asset	The SPDR® S&P 500® ETF Trust (Ticker: SPY)
Upside Participation Rate	At least 150% (1.50x) exposure to any positive Reference Return (to be determined on the Pricing Date)
Barrier Percentage	-35%
Reference Return	Final Price – Initial Price Initial Price
Payment at Maturity per Security

If the Reference Return is greater than zero:

A cash payment equal to $1,000 + ($1,000 × Reference Return × Upside Participation Rate*).

If the Reference Return is less than or equal to zero but greater than or equal to the Barrier Percentage:

A cash payment equal to $1,000 (zero return).

If the Reference Return is less than the Barrier Percentage:

The Physical Delivery Amount in shares of the Reference Asset.

If the Reference Return is less than the Barrier Percentage, you may lose some or all of your investment.

Physical Delivery Amount	A number of shares of the Reference Asset calculated by dividing the Principal Amount by the Initial Price of the Reference Asset. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Price of the Reference Asset.
Initial Price	The Official Closing Price of the Reference Asset on the Pricing Date
Final Price	The Official Closing Price of the Reference Asset on the Final Valuation Date
Pricing Date	November 8, 2016
Trade Date	November 8, 2016
Original Issued Date	November 14, 2016
Final Valuation Date(2)	November 10, 2021
Maturity Date(2)	November 15, 2021
CUSIP/ISIN	40433UZX7 / US40433UZX70

(1)As more fully described on page FWP-4.

(2)Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement.

*To be determined on the Pricing Date and will not be less than 150%.

The Securities

The securities are designed for investors who believe the Reference Asset will appreciate over the term of the securities. If the Reference Return is below the Barrier Percentage, then the securities are subject to a 1:1 exposure to any potential decline of the Reference Asset.

If the Reference Asset appreciates over the term of the securities, you will realize at least 150% (1.50x (to be determined on the Pricing Date) of the Reference Asset appreciation.

However, if the Reference Asset declines and the Reference Return is less than the Barrier Percentage of -35%., you will lose 1% of your investment for every 1% decline in the Reference Asset, to be paid out in shares of the Reference Asset.

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the securities assuming an Upside Participation Rate of at least 150% (1.50x) (to be determined on the Pricing Date) and reflecting the Barrier Percentage of -35%..

(1) If the Final Price is below the Barrier Percentage, you will be paid out in shares of the Reference Asset, and any fractional share amounts will be paid out in cash, which will be determined by multiplying the number of fractional shares by the Final Price of the Reference Asset. Due to price fluctuations of the Reference Asset between the Final Valuation Date and the Maturity Date, the combined value of those shares and any such cash payments at maturity may not be equal to the exact Reference Return on the securities.

Information about the Reference Asset

The objective of the SPDR® S&P 500® ETF Trust (formerly the “SPDR Trust Series 1”) is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index (the “Underlying Index”). SPY holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations. The returns of the SPDR® S&P 500® ETF may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The Underlying Index is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The graph above illustrates the performance the Reference Asset from January 1, 2008 through November 3, 2016, as reported on the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset, please see “Description of the Reference Asset” on page FWP-12 of this free writing prospectus. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset or the Underlying Index.

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HSBC USA Inc.
Barrier Enhanced Participation Notes

Linked to the SPDR® S&P 500® ETF Trust

This free writing prospectus relates to a single offering of Barrier Enhanced Participation Notes. The securities will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return is less than the Barrier Percentage, lose some or all of your principal.

This free writing prospectus relates to an offering of securities linked to the performance of the SPDR® S&P 500® ETF Trust (the “Reference Asset”). The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security
Reference Asset:

The SPDR® S&P 500® ETF Trust (Ticker: SPY)

The Reference Asset seeks investment results that generally correspond (before fees and expenses) to the price and yield of the S&P 500® Index (the “Underlying Index”).

Trade Date:	November 8, 2016
Pricing Date:	November 8, 2016
Original Issue Date:	November 14, 2016
Final Valuation Date:	November 10, 2021. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be November 15, 2021. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Upside Participation Rate:	At least 150% (1.50x) (to be determined on the Pricing Date)
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price Initial Price
Final Settlement Value:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate*)

*To be determined on the Pricing Date and will not be less than 150%.

If the Reference Return is less than or equal to zero but greater than or equal to the Barrier Percentage, you will receive a cash payment equal to $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Barrier Percentage, you will receive the Physical Delivery Amount in shares of the Reference Asset per $1,000 Principal Amount. At maturity, the Physical Delivery Amount may not be equal to the exact Reference Return on the securities due to price fluctuations of the Reference Asset between the Final Valuation Date and the Maturity Date. If the Reference Asset declines by more than the Barrier Percentage, you will lose some or all of your investment.

Physical Delivery Amount:	A number of shares of the Reference Asset calculated by dividing the Principal Amount by the Initial Price of the Reference Asset. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Price of the Reference Asset. The Physical Delivery Amount is subject to adjustment as described under “Additional Terms of the Notes―Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Barrier Percentage:	-35%
Initial Price:	The Official Closing Price of the Reference Asset on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Official Closing Price:	The closing price of the Reference Asset on any scheduled trading day as determined by the Calculation Agent based upon the price displayed on the Bloomberg Professional® service page “SPY <EQUITY>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable, adjusted by the Calculation Agent as described under “Additional Note Terms — Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Form of Securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the securities will be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date. See “Risk Factors — The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP/ISIN:	40433UZX7 / US40433UZX70

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

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GENERAL

This free writing prospectus relates to an offering of securities linked to the Reference Asset. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of securities relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the ETF Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this free writing prospectus, page S-1 of the prospectus supplement and page S-1 of the ETF Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate*).

*To be determined on the Pricing Date and will not be less than 150%.

If the Reference Return is less than or equal to zero but greater than or equal to the Barrier Percentage, you will receive a cash payment equal to $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Barrier Percentage, you will receive the Physical Delivery Amount of shares per $1,000 Principal Amount of the Reference Asset on the Maturity Date.

You should be aware that if the Reference Return is less than the Barrier Percentage, you will lose some or all of your investment.

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Interest

The securities will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Reference Issuer

PDR Services, LLC is the reference issuer.

INVESTOR SUITABILITY

The securities may be suitable for you if:	The securities may not be suitable for you if:

▶   You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the price of the Reference Asset will increase over the term of the securities.

▶   You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point decline in the Reference Asset if the Reference Return is less than -35%, and under such circumsantces willing to be paid out in shares of the Reference Asset.

▶   You are willing to forgo dividends or other distributions paid to holders of the stocks included in the Underlying Index.

▶   You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶   You do not seek current income from your investment.

▶   You do not seek an investment for which there is an active secondary market.

▶   You are willing to hold the securities to maturity.

▶   You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

▶   You believe the Reference Return will be negative or that the Reference Return will not be sufficiently positive to provide you with your desired return.

▶   You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point decline in the Reference Asset if the Reference Return is less than -35% and under such cricumsantces unwilling to be paid out in shares of the Reference Asset.

▶   You seek an investment that provides full return of principal.

▶   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶   You prefer to receive dividends or other distributions paid to holders of the stocks included in the Underlying Index.

▶   You seek current income from your investment.

▶   You seek an investment for which there will be an active secondary market.

▶   You are unable or unwilling to hold the securities to maturity.

▶   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and on page S-1 of the accompanying ETF Underlying Supplement. Investing in the securities is not equivalent to investing directly in the Reference Asset or any of the stocks comprising the Underlying Index. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Index Funds” in the ETF Underlying Supplement

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be fully exposed to the decline in the Reference Asset if the Reference Return is less than the Barrier Percentage of -35%. Accordingly, if the Reference Return is less than the Barrier Percentage, your Payment at Maturity will be less than the Principal Amount of your securities by an amount proportionate to the decrease in the Reference Asset. There is no minimum payment on the securities and, accordingly, you could lose your entire investment.

The Reference Return on the securities is not linked to the price of the Reference Asset at any time other than on the Final Valuation Date.

The Final Price will be based on the Official Closing Price of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Asset appreciates during the term of the securities other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than the Initial Price, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Reference Asset prior to such decrease. Although the actual price of the Reference Asset on the Maturity Date or at other times during the term of the securities may be higher than the Final Price, the Reference Return will be based solely on the Official Closing Price of the Reference Asset on the Final Valuation Date.

You will be subject to the price fluctuation of the Reference Asset after the Final Valuation Date.

If the Final Price of the Reference Asset is less than the Barrier Price, we will deliver to you at maturity the Physical Delivery Amount in shares of the Reference Asset. The value of those shares may further decrease between the Final Valuation Date and the Maturity Date, and you will incur losses to the extent of such decrease. In addition, there is no assurance that an active trading market will continue for shares of the Reference Asset or that there will be liquidity in that trading market.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

Owning the securities is not the same as owning the Reference Asset or the stocks included in the Underlying Index.

The return on your securities may not reflect the return you would realize if you actually owned the Reference Asset or stocks included in the Underlying Index. As a holder of the securities prior to maturity, you will not have voting rights or rights to receive dividends or other distributions or other rights as would holders of the Reference Asset or the stocks included in the Underlying Index.

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The performance and market value of the Reference Asset during periods of market volatility may not correlate with the performance of the Underlying Index as well as the net asset value per share of the Reference Asset.

During periods of market volatility, securities underlying the Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Reference Asset and the liquidity of the Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Reference Asset. As a result, under these circumstances, the market value of shares of the Reference Asset may vary substantially from the net asset value per share of the Reference Asset. For all of the foregoing reasons, the performance of the Reference Asset may not correlate with the performance of the Underlying Index as well as the net asset value per share of the Reference Asset, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

Changes that affect the Reference Asset or the Underlying Index may affect the price of the Reference Asset and the market value of the securities and the amount you will receive at maturity.

The policies of the reference issuer or S&P Dow Jones Indices LLC (the “Index Sponsor”), the index sponsor of the Underlying Index, concerning additions, deletions and substitutions of the constituents comprising the Reference Asset or the Underlying Index, as applicable, and the manner in which the reference issuer or the Index Sponsor takes account of certain changes affecting those constituents included in the Reference Asset or the Underlying Index may affect the price of the Reference Asset. The policies of the reference issuer or the Index Sponsor with respect to the calculation of the Reference Asset or the Underlying Index, as applicable, could also affect the price of the Reference Asset. The reference issuer or the Index Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset or the Underlying Index, as applicable. Any such actions could affect the price of the Reference Asset and the value of the securities.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The price of your securities in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 12 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will

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make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the actual Final Price. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Price used in the table and examples below is not expected to be the actual Initial Price. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the securities for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The Hypothetical Physical Delivery Amount represents the hypothetical number of shares of the Reference Asset you would receive at maturity if the Final Price is below the Barrier Percentage. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000
▶	Hypothetical Initial Price:	$200.00
▶	Hypothetical Upside Participation Rate*:	150%
▶	Barrier Percentage:	-35%

The actual Initial Price will be determined on the Pricing Date.

*To be determined on the Pricing Date and will not be less than 150%.

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Final Settlement Value	Hypothetical Physical Delivery Amount	Hypothetical Return on the Securities(1)
$400.00	100.00%	$2,500.00	N/A	150.00%
$360.00	80.00%	$2,200.00	N/A	120.00%
$320.00	60.00%	$1,900.00	N/A	90.00%
$280.00	40.00%	$1,600.00	N/A	60.00%
$260.00	30.00%	$1,450.00	N/A	45.00%
$240.00	20.00%	$1,300.00	N/A	30.00%
$230.00	15.00%	$1,225.00	N/A	22.50%
$220.00	10.00%	$1,150.00	N/A	15.00%
$210.00	5.00%	$1,075.00	N/A	7.50%
$204.00	2.00%	$1,030.00	N/A	3.00%
$202.00	1.00%	$1,015.00	N/A	1.50%
$200.00	0.00%	$1,000.00	N/A	0.00%
$198.00	-1.00%	$1,000.00	N/A	0.00%
$196.00	-2.00%	$1,000.00	N/A	0.00%
$190.00	-5.00%	$1,000.00	N/A	0.00%
$160.00	-20.00%	$1,000.00	N/A	0.00%
$130.00	-35.00%	$1,000.00	N/A	0.00%
$120.00	-40.00%	$600.00	5	-40.00%
$100.00	-50.00%	$500.00	5	-50.00%
$80.00	-60.00%	$400.00	5	-60.00%
$60.00	-70.00%	$300.00	5	-70.00%
$40.00	-80.00%	$200.00	5	-80.00%
$0.00	-100.00%	$0.00	5	-100.00%

(1) If the Final Price is below the Barrier Percentage, you will be paid out in shares of the Reference Asset, and any fractional share amounts will be paid out in cash, which will be determined by multiplying the number of fractional shares by the Final Price of the Reference Asset. Due to price fluctuations of the Reference Asset between the Final Valuation Date and the Maturity Date, the combined value of those shares and any such cash payments at maturity may not be equal to the exact Reference Return on the securities.

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The price of the Reference Asset increases from the Initial Price of $200.00 to a Final Price of $220.00.

Reference Return:	10.00%
Final Settlement Value:	$1,150.00

Because the Reference Return is positive, the Final Settlement Value would be $1,150.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 10.00% ×150%)

= $1,150.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by the hypothetical Upside Participation Rate of 150% when the Reference Asset appreciates.

Example 2: The price of the Reference Asset decreases from the Initial Price of $200.00 to a Final Price of $190.00.

Reference Return:	-5.00%
Final Settlement Value:	$1,000

Because the Reference Return is less than zero but greater than the Barrier Percentage of -35%, the Final Settlement Value would be $1,000 per $1,000 Principal Amount (a zero return).

Example 3: The price of the Reference Asset decreases from the Initial Price of $200.00 to a Final Price of $80.00

Reference Return:	-60.00%
Final Settlement Value:	$400.00

Because the Reference Return is less than the Barrier Percentage of -35%, the Final Settlement Value would be $400.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × -60.00%)

= $400.00

Under these circumstances, you will be paid out in shares of the Reference Asset equal to the Physical Delivery Amount.

Example 3 shows that you are exposed on a 1-to-1 basis to declines in the price of the Reference Asset if the Reference Return is less than the Barrier Percentage. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

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Description of the Reference Asset

SPDR® S&P 500® ETF Trust

The objective of the SPDR® S&P 500® ETF Trust (formerly the “SPDR Trust Series 1”) is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. SPY holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations. The returns of the SPDR® S&P 500® ETF may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The Underlying Index is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries

For more information about SPY, see “SPDR S&P 500 ETF Trust” beginning on page S-36 of the accompanying ETF Underlying Supplement.

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the daily historical closing prices from January 1, 2008 through November 3, 2016. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the Reference Asset on the Final Valuation Date.

Historical Performance of the SPY

The following graph sets forth the historical performance of the Reference Asset based on the daily historical closing prices from January 1, 2008 to November 3, 2016, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the Reference Asset should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/2/2008	3/31/2008	144.94	127.90	131.89
4/1/2008	6/30/2008	143.08	127.69	128.04
7/1/2008	9/30/2008	130.70	111.38	116.54
10/1/2008	12/31/2008	116.00	75.95	88.87
1/2/2009	3/31/2009	93.44	68.11	79.44
4/1/2009	6/30/2009	95.09	81.00	91.92
7/1/2009	9/30/2009	107.33	87.95	105.56
10/1/2009	12/31/2009	112.67	102.54	112.45
1/4/2010	3/31/2010	117.40	105.87	116.99
4/1/2010	6/30/2010	121.79	103.22	103.22
7/1/2010	9/30/2010	114.79	102.20	114.12
10/1/2010	12/31/2010	125.92	113.75	125.72
1/3/2011	3/31/2011	134.57	126.21	132.51
4/1/2011	6/30/2011	136.54	126.81	131.97
7/1/2011	9/30/2011	135.46	112.26	113.17
10/3/2011	12/30/2011	128.68	109.93	125.50
1/3/2012	3/30/2012	141.61	127.49	140.72
4/2/2012	6/29/2012	141.79	128.10	136.27
7/2/2012	9/28/2012	147.24	133.51	143.93
10/1/2012	12/31/2012	146.27	135.70	142.52
1/2/2013	3/29/2013	156.73	145.53	156.55
4/1/2013	6/28/2013	167.11	154.14	160.01
7/1/2013	9/30/2013	173.14	161.16	168.10
10/1/2013	12/31/2013	184.67	165.48	184.67
1/1/2014	3/31/2014	188.26	174.15	187.04
4/1/2014	6/30/2014	196.48	181.48	195.72
7/1/2014	9/30/2014	201.82	190.99	197.02
10/1/2014	12/31/2014	208.72	186.27	205.50
1/1/2015	3/31/2015	211.99	198.97	206.43
4/1/2015	6/30/2015	213.50	205.42	205.85
7/1/2015	9/30/2015	212.59	187.27	191.63
10/1/2015	12/31/2015	211.00	192.13	203.89
1/1/2016	3/31/2016	206.10	183.03	205.56
4/1/2016	6/30/2016	212.39	198.21	209.53
7/1/2016	9/30/2016	219.09	208.39	216.30
10/1/2016	11/3/2016	216.16	208.78	208.78

** This pricing supplement includes, for the fourth calendar quarter of 2016, data for the period from October 1, 2016 through November 3, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

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EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus.  In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date.  If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date).  The accelerated maturity date will also be postponed by an equal number of business days.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the securities directly to investors.  HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.75% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

We expect that delivery of the securities will be made against payment for the securities on or about the Original Issue Date set forth on the inside cover page of this document, which is more than three business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than three business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the SPY (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net

FWP-13

underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each security linked to the SPY will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the Original Issue Date of such security for an amount equal to the “issue price” of the security and, upon the date of sale, exchange or maturity of the security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the security). Accordingly, it is possible that all or a portion of any gain on the maturity, sale or exchange of the security after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether any of the entities whose stock is owned by the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is owned by the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is owned by the Reference Asset and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to securities issued before January 1, 2017. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the securities will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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TABLE OF CONTENTS

Free Writing Prospectus

You should only rely on the information contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$ Barrier Enhanced Participation

Notes Linked to the

SPDR® S&P 500® ETF Trust

November 7, 2016

FREE WRITING PROSPECTUS

General	FWP-5
Payment at Maturity	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Illustrative Examples	FWP-10
The SPDR® S&P 500® ETF Trust (“SPY”)	FWP-12
Events of Default and Acceleration	FWP-14
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-14
U.S. Federal Income Tax Considerations	FWP-14

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-7
The Energy Select Sector SPDR® Fund	S-8
The Financial Select Sector SPDR® Fund	S-10
The Health Care Select Sector SPDR® Fund	S-12
The iShares® China Large-Cap ETF	S-14
The iShares® Latin America 40 ETF	S-17
The iShares® MSCI Brazil Capped ETF	S-19
The iShares® MSCI EAFE ETF	S-21
The iShares® MSCI Emerging Markets ETF	S-23
The iShares® MSCI Mexico Capped ETF	S-25
The iShares® Transportation Average ETF	S-27
The iShares® U.S. Real Estate ETF	S-28
The Market Vectors® Gold Miners ETF	S-29
The Powershares QQQ Trustsm, Series 1	S-31
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-34
The SPDR® S&P 500® ETF Trust	S-36
The Vanguard® FTSE Emerging Markets ETF	S-39
The WisdomTree® Japan Hedged Equity Fund	S-42
Additional Terms of the Notes	S-44

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58